Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS SECOND QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ second quarter investor conference call can be accessed by teleconference on August 1, 2008 at 11:00 am (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through September 1, 2008. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, August 1, 2008 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the second quarter ended June 30, 2008:
•	Second Quarter 2008 Financial Highlights

Results of Operations	Three Months Ended June 30		Six Months Ended June 30
(Millions, except per share amounts and units)	2008	2007	2008	2007

Revenue	$120	$157	$189	$265
Gross margin(1)	$15	$28	$25	$49
Impairments and write-offs on housing and land inventory and joint ventures	$27	$—	$33	$—
Income / (loss) before taxes	$(14)	$15	$(34)	$20
Net income / (loss)	$(9)	$9	$(21)	$38
Earnings / (loss) per share — diluted	$(0.33)	$0.35	$(0.80)	$1.42

Net new home orders (units)	237	212	468	501
Home closings (units)	216	237	336	388
Backlog of homes (units at end of period)			287	372
Average selling price (per unit)	$548,000	$657,000	$558,000	$676,000
Lot sales (units)	28	21	46	42

*	Unit information includes joint ventures

(1)	Excludes impairments and write-offs on housing and land inventory and joint ventures
•	Housing revenue for the three months ended June 30, 2008 totaled $115 million, compared to $155 million for the same period in 2007. The company’s average selling price was $548,000 compared to $657,000 during the same period last year. The decrease is primarily due to a change in product mix and higher homebuyer incentives and/or reduced selling prices.

•	Loss before taxes for the three months ended June 30, 2008 was $14 million, compared to income of $15 million for the same period in 2007. The decrease of $29 million is primarily due to the following:
(i)	The company’s gross margin on its housing and land revenue decreased $13 million, before impairments. The decrease is due to a decline in the gross margin to 12% from 18%, a decrease in the number of homes closed as well as average selling prices.

(ii)	The company recorded impairments of $15 million on 581 owned lots and write-offs of option deposits of $2 million on 108 optioned lots for the three months ended June 30, 2008, compared to nil in the second quarter of 2007. In addition, during the three months ended June 30, 2008, the company recorded a $10 million impairment of an investment in an equity accounted joint venture located in the Inland Empire of California.

(iii)	The above amounts were partially offset by lower selling, general and administrative expense and minority interest expense of $5 million, an increase in equity earnings from housing and land joint ventures of $2 million, and a change in the mark-to-market income on interest rate swap contracts of $4 million.
•	Net loss after taxes for the three months ended June 30, 2008 was $9 million or a loss of $0.33 per share, compared to net income of $9 million or $0.35 per share for the same period in 2007.

•	Cash flow from operating activities was $49 million for the three months ended June 30, 2008.
Operating Highlights and Recent Developments
•	Net New Orders: Net new orders for the three months ended June 30, 2008 were 237 units, a 12% increase over the 212 units for the same period in 2007. Active communities for the three months ended June 30, 2008 total 33, which is consistent with the previous quarter.

•	Lots Owned and Controlled: At June 30, 2008, the company’s lots owned or controlled total 25,957. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Geographic diversification of lots	31%	11%	37%	20%	1%	100%

Lot supply
Owned Directly	1,177	1,411	7,122	2,444	212	12,366
Joint Ventures	98	54	908	1,337	63	2,460
Optioned	6,788	1,510	1,500	1,333	—	11,131

Total — June 30, 2008	8,063	2,975	9,530	5,114	275	25,957

Total — December 31, 2007	8,203	3,228	8,356	5,302	282	25,371

The company continues to monetize its inventory of lots ready for home construction, which includes over 370 homes completed or under construction. The company’s inventory of unsold completed homes was 86 units at June 30, 2008, down significantly from the end of 2007. The company does not expect to invest significantly in the development of land while absorption levels continue at the current pace.

During the second quarter of 2008, the company acquired its partner’s interest in one of its joint ventures for cash consideration of $1 million and assumed project specific and other financings of $21 million.
Outlook
•	The United States housing industry remains weak, and the impact continues to spill over into the financial markets. As a result, consumers find it increasingly difficult to obtain financing for the purchase of a home. Despite these challenges, the company continues to target cash flow from operations of $100 million in 2008 as it continues to monetize its inventory of lots ready for home construction.

•	The disparity between supply and demand for housing continues, and the company anticipates that an equilibrium will be not achieved until late 2009.

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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 26,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, investment in the development of land, targeted 2008 operating cash flow, anticipated timing of equilibrium between the supply and demand for housing, the monetization of lots (and the timing thereof), and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands, except per share amounts)	2008	2007	2008	2007

Revenue
Housing	$115,235	$154,632	$181,641	$258,672
Land	4,525	2,720	7,811	6,239

Total revenue	119,760	157,352	189,452	264,911
Direct cost of sales	(105,288)	(129,062)	(164,644)	(215,643)
Impairments and write-offs of option deposits	(16,651)	—	(22,801)	—

	(2,179)	28,290	2,007	49,268
Equity in earnings from housing and land joint ventures	2,385	56	2,424	380
Impairment of investments in housing and joint ventures	(10,000)	—	(10,000)	—
Other income / (expense)	8,613	5,306	(417)	5,693
Selling, general and administrative expense	(15,087)	(17,518)	(31,692)	(34,030)

Operating (loss) / income	(16,268)	16,134	(37,678)	21,311
Minority interest	2,020	(763)	3,306	(928)

(Loss) / income before taxes	(14,248)	15,371	(34,372)	20,383
Income tax recovery / (expense)	5,413	(5,841)	13,061	17,807

Net (loss) / income	$(8,835)	$9,530	$(21,311)	$38,190

Weighted average shares outstanding
Basic	26,663	26,628	26,663	26,621
Diluted	26,663	26,886	26,663	26,890

Earnings / (loss) per share
Basic	$(0.33)	$0.36	$(0.80)	$1.43
Diluted	$(0.33)	$0.35	$(0.80)	$1.42

Brookfield Homes Corporation
Condensed Balance Sheets

	June 30	Dec. 31
As at (thousands)	2008	2007

Assets
Housing and land inventory	$1,142,331	$1,078,229
Investments in housing and land joint ventures	99,950	130,546
Consolidated land inventory not owned	9,448	26,748
Receivables and other assets	51,626	50,066
Cash and cash equivalents	—	9,132
Deferred income taxes	50,885	55,943

	$1,354,240	$1,350,664

Liabilities and Stockholders’ Equity
Project specific and other financings	$791,863	$734,572
Accounts payable and other liabilities	140,017	159,956
Minority interest	69,354	76,486
Stockholders’ equity	353,006	379,650

	$1,354,240	$1,350,664